Filed Pursuant to Rule 424(b)(3) and (c)
Registration No. 333-95487

PROSPECTUS SUPPLEMENT NO. 1
(TO PROSPECTUS DATED JANUARY 27, 2000)

HEALTH CARE PROPERTY INVESTORS, INC.

593,247 SHARES OF COMMON STOCK

This Prospectus Supplement No. 1 supplements and amends the Prospectus dated January 27, 2000 relating to the possible issuance of our common stock, from time to time, to the holders of non-managing member units in HCPI/Utah, LLC and the possible resale of shares of our common stock by these holders. The information in this Prospectus Supplement has been obtained from the selling holder listed herein. This Prospectus Supplement should be read in conjunction with the Prospectus.

The information appearing in the table below, as of the date hereof, supplements and amends the information in the table appearing under the heading “Selling Holders” in the Prospectus:

	Non-Managing Member Units Owned Prior to the Exchange(1)	Common Stock Owned Following the Exchange(1)(2)
Name		Shares	Percent
Merrill Lynch Private Finance Inc.(3)	456,894	456,894	*

*	Represents less than 1% of the total outstanding shares of our common stock.
(1)	Based on information available to us as of June 12, 2002.
(2)
Assumes the selling holders exchange all of their non-managing member units for shares of common stock. Also assumes that no transactions with respect to common stock or non-managing member units occur other than the exchange.

(3)
Merrill Lynch Private Finance Inc. does not own any non-managing member units of HCPI/Utah, L.L.C. as of the date of this Prospectus Supplement. Pursuant to a Loan and Collateral Agreement, dated as of June 12, 2002, among The Boyer Company, L.C., certain affiliates of The Boyer Company, L.C. (including all of the selling holders listed in the Prospectus), Merrill Lynch Private Finance Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, 456,894 non-managing member units of HCPI/Utah, L.L.C. owned by the selling holders listed in the Prospectus have been pledged to Merrill Lynch Private Finance Inc. as security for a loan to The Boyer Company, L.C.

Investing in our common stock involves a high degree of risk. Please consider the “Risk Factors” beginning on page 1 of the Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is June 26, 2002.